TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Version

LICENSE AND SUPPLY AGREEMENT
By and between
MONOSOL RX, LLC,
and
GALENA BIOPHARMA, INC.
Dated as of July 17, 2014

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TABLE OF CONTENTS
Page
SECTION 1.    INTERPRETATION AND CONSTRUCTION; DEFINITIONS    1
1.1.    Interpretation and Construction    1
1.2.    Definitions    1
SECTION 2.    RIGHTS AND OBLIGATIONS    9
2.1.    Commercialization License    9
2.2.    Manufacturing Exclusivity    9
2.3.    Supply Interruption    9
2.4.    Effect of Supply Interruption    10
2.5.    Housemark Licenses.    10
2.6.    Trademark License    11
2.7.    Marking of Promotional Materials    11
2.8.    MSRx Retained Rights    11
2.9.    Exclusivity    11
SECTION 3.    ALLIANCE MANAGEMENT    11
3.1.    Development and Commercialization Committee.    11
3.2.    Expenses    13
SECTION 4.    DEVELOPMENT; MAINTENANCE OF REGULATORY APPROVALS    13
4.1.    General    13
4.2.    Development Responsibilities of MSRx    14
4.3.    Clinical Costs    14
4.4.    Development Responsibilities of Galena    14
4.5.    Changes.    15
SECTION 5.    COMMERCIALIZATION    15
5.1.    Galena Responsibility and Control    15
5.2.    Specific Commercialization Rights and Obligations of Galena    16
5.3.    Product Launch and Market Coverage    16
5.4.    Commercialization and Marketing Expenses    16
SECTION 6.    MANUFACTURING    16
6.1.    Supply Obligations    16
6.2.    Supply Price    17
6.3.    Raw Materials    17
6.4.    Quality Assurance and Quality Control; Expiration of Product    17
6.5.    Forecasts, Order and Delivery of Products    17
6.6.    Invoice    18
6.7.    Product Not in Compliance with Purchase Order    18
6.8.    Inspection by Galena    19
6.9.    Inspections by Regulatory Authorities    19

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6.10.    Quality Agreement    19
SECTION 7.    PAYMENTS AND REPORTS    19
7.1.    Milestone Payments    19
7.2.    Form of First Milestone Payment    20
7.3.    Royalties    21
7.4.    Royalty Reports and Payments    22
7.5.    Manner of Payment    22
7.6.    Bartering Prohibited    22
7.7.    Taxes and Withholding    22
7.8.    Accounting    23
7.9.    Record Keeping; Audits    23
7.10.    Underpayments and Overpayments    23
SECTION 8.    REPRESENTATIONS, WARRANTIES AND COVENANTS    24
8.1.    Representations, Warranties and Covenants of Each Party    24
8.2.    Additional MSRx Representations, Warranties and Covenants    24
8.3.    Additional Galena Representations, Warranties and Covenants    26
8.4.    Disclaimer    26
SECTION 9.    CONFIDENTIAL INFORMATION    26
9.1.    General    26
9.2.    Exceptions    27
9.3.    Permitted Disclosures    27
9.4.    Confidential Terms    27
9.5.    Equitable Remedies    28
SECTION 10.    INDEMNIFICATION; LIMITATION OF LIABILITY    28
10.1.    Indemnification by Galena    28
10.2.    Indemnification by MSRx    28
10.3.    Procedure for Indemnification.    29
10.4.    Assumption of Defense    30
10.5.    Insurance    30
10.6.    Limitation of Liability    30
SECTION 11.    TERM AND TERMINATION    31
11.1.    Term    31
11.2.    Termination    31
11.3.    No Waiver    32
11.4.    Effects of Termination.    32
SECTION 12.    REGULATORY MATTERS    34
12.1.    Regulatory Activities in the Territory    34
12.2.    Communications and Meetings with Governmental Authorities.    34
12.3.    Regulatory Information.    35
12.4.    Recalls or Other Corrective Action.    35

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12.5.    Events Affecting Integrity or Reputation    36
SECTION 13.    INTELLECTUAL PROPERTY    37
13.1.    Patent Prosecution and Maintenance.    37
13.2.    Infringement by Third Parties    37
13.3.    Infringement of Third Party Rights    37
SECTION 14.    MISCELLANEOUS    38
14.1.    Independent Contractor.    38
14.2.    Registration and Filing of this Agreement    38
14.3.    Notices    38
14.4.    Binding Effect; No Assignment    39
14.5.    No Implied Waivers; Rights Cumulative    39
14.6.    Severability    39
14.7.    Force Majeure    40
14.8.    Amendment    40
14.9.    Rules of Construction    40
14.10.    Publication    40
14.11.    Expenses    40
14.12.    Governing Law; Submission to Jurisdiction; Waiver    41
14.13.    Entire Agreement    41
14.14.    Third Party Beneficiaries    41
14.15.    Rights in Bankruptcy    41
14.16.    Counterparts; Signatures    42

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LICENSE AND SUPPLY AGREEMENT
This LICENSE AND SUPPLY AGREEMENT (together with any Schedules hereto, this “Agreement”) is entered into as of July 17, 2014 by and between MonoSol Rx, LLC, a Delaware limited liability company (“MSRx”), and Galena Biopharma, Inc., a Delaware corporation (“Galena”). MSRx and Galena are sometimes referred to hereinafter individually as a “Party” and collectively as the “Parties.”
RECITALS:
A.MSRx owns patented and trade secret proprietary technology related to film-based drug delivery systems which are orally dissolving film strips (“PharmFilm”) containing active pharmaceutical ingredients.
B.    MSRx and Galena desire to collaborate on the commercialization of a PharmFilm product containing the active pharmaceutical ingredient Ondansetron (the “Product”, as further defined below) in the Territory (as defined below).
C.    Galena wishes to obtain the exclusive right to commercialize the Product in the Territory and MSRx desires to grant such an exclusive right to Galena, pursuant to the terms and subject to the conditions set forth in this Agreement.
D.    In consideration of the mutual representations, warranties and covenants contained herein, the Parties agree as follows:

SECTION 1.	INTERPRETATION AND CONSTRUCTION; DEFINITIONS
1.1.    Interpretation and Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided in this Agreement, the word “including” does not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Unless otherwise expressly provided in this Agreement, the terms “shall have responsibility for”, “shall be responsible for” or the like, shall be deemed to be followed by “and shall be obligated to duly carry out such responsibility.”
1.2.    Definitions. As used herein, the following terms shall have the following :
1.2.1    “Act” means, as applicable, the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et seq.).

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1.2.2    “Adverse Drug Experience” means any of: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. §312.32 or 21 C.F.R. §314.80, and any other applicable regulations promulgated by the FDA, as related to the use of the Product which requires reporting to a Regulatory Authority.
1.2.3    “Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with,” shall mean to possess the power to direct the management or policies of a Person, whether through: (a) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in such entity; (b) the right to appoint fifty percent (50%) or more of the directors of such entity; or (c) by contract or otherwise. The Parties acknowledge and agree that under no circumstances shall the term “Affiliate” as defined herein mean as to either Party, for any purpose, any (i) Venture Entity having, directly or indirectly, an interest in or controlling, alone or with others, such Party, or (ii) other Persons in which such Venture Entity have an interest or are controlled by, controlling or are under common control with such Person, unless such Party directly possesses the power to control and direct management of such other Persons.
1.2.4    “Agreement” has the meaning set forth in the Preamble of this Agreement.
1.2.1     “Annual Net Sales” means the total Net Sales of the Product in the Territory for a given calendar year (or any part thereof, as applicable in the given context) in which Product is sold.
1.2.2    “API” means the active pharmaceutical ingredient Ondansetron, including any and all salt forms thereof.
1.2.3    “Applicable Law” means all laws, rules and regulations, including any rules, regulations, guidelines, or other requirements of Regulatory Authorities, applicable to the Commercialization or Supply of the Product, as the case may be, that may be in effect from time to time in the Territory.
1.2.4     “Average Field Force” means, for any month or calendar quarter, the simple average number of Field Personnel each day of such month or calendar quarter, as applicable, which shall be the quotient determined by dividing (i) the sum of the number of Field Personnel on each day of such month or calendar quarter by (ii) the number of days in such month or calendar quarter, as applicable.
1.2.5    “Bankruptcy Code” has the meaning set forth in Section 14.15.
1.2.6    “Business Day” means any day on which banking institutions in New York, New York, United States are open for business.
1.2.7    “Calendar Quarter” means the three month period in any given calendar year ending on March 31, June 30, September 30, and December 31.

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1.2.8     “Certificate of Analysis” means a certificate evidencing the analytical tests conducted on a specific lot of Product reflecting that such Product and any Raw Materials used therein conform to the relevant Specifications and applicable regulations and setting forth, inter alia, the items tested and test results, and accompanied by all documentation required by Applicable Law and/or a Regulatory Authority to Commercialize the Product in the Territory.
1.2.9    “Certificate of Compliance” means a certificate evidencing that the Product delivered to Galena was manufactured in accordance with cGMP and any applicable Regulatory Approvals.
1.2.10    “cGCP” means the applicable regulatory requirements for current good clinical practices promulgated by the FDA under 21 C.F.R. § 50, as the same may be amended from time to time.
1.2.11    “cGLP” means the applicable regulatory requirements for current good laboratory practices promulgated by the FDA under 21 C.F.R. § 58, as the same may be amended from time to time.
1.2.12    “cGMP” means the applicable regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 C.F.R. §§ 210, 211, as the same may be amended from time to time.
1.2.13    “Commercialization” means any and all activities directed to marketing, promoting, distributing, offering for sale and selling the Product. When used as a verb, “Commercialize” means to engage in Commercialization.
1.2.14    “Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used (including, without limitation, the promptness in which such efforts and resources would be applied) by that Party relating to a certain activity or activities, consistent with its normal business practices, which are equivalent to the general level of effort and resources which would be used in the pharmaceutical industry by a company similar in size and scope, with respect to a product having a similar market potential and at a similar stage in life cycle, taking into account, as applicable, the competitiveness of the marketplace and any legal and regulatory issues involved, the profitability of the applicable products and other relevant factors, including technical, legal, scientific, medical, sales performance, and/or marketing factors.
1.2.15    “Competing Product” means any alternative PharmFilm or similar thin film product containing the API that is marketed and sold in the Territory.
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1.2.16    “Development” means drug development activities which occur as a conditions set forth by the FDA as post-Regulatory Approval requirements for the NDA #022524 or are required to keep the NDA in good standing including, among other things: pharmaceutical formulation development, ICH stability testing, cGMP, cGMP audits, cGCP, cGCP audits, cGLP, cGLP audits, analytical method validation, manufacturing process validation, cleaning validation,

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scale-up, quality assurance/quality control systems and their management, statistical analysis and report writing, clinical studies, regulatory filing submissions and approvals, and regulatory affairs related to the foregoing. When used as a verb, “Develop” means to engage in Development.
1.2.17    “Disclosing Party” has the meaning set forth in Section 9.1.
1.2.18    “Dosage Strengths” means the 4mg and 8mg dosage strengths of the Product.
1.2.19    “Drug Product” means a drug product as defined in 21 C.F.R. § 314.3 for administration to human subjects and “API” as defined by ICH Q7.
1.2.20    “Escrow Agreement” means that certain Escrow Agreement dated the date hereof by and among MSRx, Galena, Richard D. Sparkman, as Trustee for the Chapter 7 Bankruptcy Estates of Vestiq Holdings, Inc. and its subsidiaries, and U.S. Bank National Association, a national banking association, as escrow agent.
1.2.21    “Effective Date” means the date this Agreement is released from escrow pursuant to the Escrow Agreement.
1.2.22    “FDA” means the United States Food and Drug Administration, and any of its successor agencies or departments.
1.2.23     “Field Personnel” means full-time employees of Galena and independent contractors engaged by Galena on a full-time basis who (x) are not based at Galena’s principal place of business; (y) spend substantially all of their time as a sales representatives, contracting/account managers, medical science liaisons or marketing or medical representatives working primarily with respect to commercial products; and (z) work in the field visiting physicians, pharmacies, institutions and other customers or potential customers whose primary responsibility is (a) to influence prescribing and purchasing products or (b) to develop contractual or business relationships for products.
1.2.24    “First Commercial Sale” means the first sale of the Product to a Third Party by Galena or its Affiliates within the Territory.
1.2.25    “Force Majeure” has the meaning set forth in Section 14.7.
1.2.26    “GAAP” means accounting principles generally accepted in the United States, consistently applied.
1.2.27    “Galena” has the meaning set forth in the Preamble to this Agreement.
1.2.28    “Galena Common Stock” means the common stock of Galena, par value $0.0001 per share.
1.2.29     “Galena Housemark” means collectively the name and logo of Galena or any of its Affiliates as identified on Schedule 1.2 attached hereto and made a part hereof.

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1.2.30     “Indemnitee” has the meaning set forth in Section 10.3.1.
1.2.31    “Indemnitor” has the meaning set forth in Section 10.3.1.
1.2.32    “Indication” means the approved indications for Zuplenz as of the Effective Date. For avoidance of doubt, the currently approved indications are prevention of nausea and vomiting associated with highly emetogenic cancer chemotherapy, prevention of nausea and vomiting associated with initial and repeat courses of moderately emetogenic cancer chemotherapy, prevention of nausea and vomiting associated with radiotherapy in patients receiving total body irradiation, single high-dose fraction to abdomen, or daily fractions to the abdomen, and prevention of postoperative nausea and/or vomiting in humans.
1.2.33     “Intellectual Property” means all: (a) all patents, patent applications including provisional applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, and reexaminations, all inventions disclosed therein; (b) copyrightable works, copyrights in works of authorship of any type, including computer software and industrial designs, registrations and applications for registration thereof; (c) trade secrets, know-how, processes, specifications, product designs, manufacturing information, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records, supplier lists and similar data and information and other material confidential or proprietary technical, business and other information necessary or useful to Supply or Commercialize the Product in the Territory, and all rights in any jurisdiction to limit the use or disclosure thereof with respect to the Supply or Commercialization of the Product in the Territory; (d) including with respect to extensions and the like regarding any of the foregoing; (e) any and all rights of application regarding any of the foregoing; and (f) as further provided in Section 13.2, rights to sue and recover damages or obtain injunctive relief for infringement, or misappropriation thereof.
1.2.34    “Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against MSRx, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any subordination arrangement in favor of any Third Party other than in connection with MSRx’s commercial lending arrangements.
1.2.35    “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages except as otherwise specifically limited in this Agreement), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Third Party Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Third Party Claim.

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1.2.36    “Marketing Expenses” means all costs and expenses incurred in connection with the Commercialization of the Product in the Territory, including, without limitation: (a) marketing, advertising, sampling, and promotional activities; (b) marketing studies; (c) primary and secondary market research; (d) promotional materials; and (e) samples. Marketing Expenses shall not include any deductions allowed under the definition of Net Sales.
1.2.37    “Milestone” means the First Milestone, the Second Milestone, the Third Milestone, and each Net Sales Milestone, all as described in Section 7.1.
1.2.38    “MSRx” has the meaning set forth in the Preamble to this Agreement.
1.2.39    “MSRx Housemark” means collectively the name and logo of MSRx or any of its Affiliates as identified on Schedule 1.1 attached hereto and made a part hereof.
1.2.40    “MSRx IP” means any and all Intellectual Property and Regulatory Approvals owned or controlled by MSRx or its Affiliates and which is useful or necessary to Supply or Commercialize the Product.
1.2.41    “MSRx Patents” has the meaning set forth in Section 13.1.1.
1.2.42     “NDA” means the approved new drug application for the Product under NDA #022524, including all amendments and supplements thereto and all documentation submitted to the FDA in connection therewith.
1.2.43    “Net Sales” means, for any period of determination, the aggregate amount invoiced by Galena (or any Affiliate, successor, subcontractor, or agent of Galena) to a Third Party distributor, agent, contractor or end user for the sale of Product during such period less amounts for the following accruals: (a) Product Supply Price, (b) credits, refunds, allowances, charge-backs, rebates, fees, reimbursements, and similar payments provided to wholesalers, chains, mass merchandisers, group purchasing organizations and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations, any governmental, quasi-governmental or regulatory body, agency or authority in respect of any state or federal Medicare, Medicaid or similar programs or other customers; (c) credits or discounts related to sales promotions, trade show discounts and stocking allowances and trade volume and cash discounts and rebates (including coupons and government charge-backs) in amounts that are usual and customary; (d) any price adjustments, shelf stock or floor stock adjustments, billing errors, rejected goods, product recalls, damaged goods and returns, allowances, adjustments, reimbursements, Third Party administration fees, discounts, rebates, voucher and coupon redemptions, or other price reductions provided to any customer; (e) any invoiced charge for freight, insurance, handling, or other transportation costs, to the extent included in the gross amount invoiced to the customer; (f) rebates or other price reductions provided any governmental, quasi-governmental or regulatory body, agency or authority in respect of any state or federal Medicare, Medicaid or similar programs; and (g) sales, use, and other like taxes, duties or excises, excluding income tax. Notwithstanding, the amounts recognized as Net Sales, including any deductions accrued pursuant to clauses (a) through (g) of this Section shall be consistent with, and determined from books and records maintained in accordance with GAAP and

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shall only be deducted once and only to the extent not otherwise deducted from the aggregate amount invoiced. “Net Sales” shall not include revenue received by Galena (or any of its Affiliates) from transactions with an Affiliate, where the Product in question will be resold to an independent Third Party distributor, agent or end user by the Affiliate where such revenue received by the Affiliate from such resale is included in Net Sales.  For the avoidance of doubt, distribution of the Product in connection with clinical studies and as samples shall not be included in this definition.
1.2.44    “Orange Book” means the FDA’s publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations.”
1.2.45     “Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.
1.2.46    “Patent Claims” has the meaning set forth in Section 13.3.
1.2.47    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other legal entity or organization, including a government or political subdivision, department or agency of a government.
1.2.48    “PharmFilm” has the meaning set forth in the Recitals of this Agreement.
1.2.49    “Product” means a PharmFilm Drug Product containing the API for the Indication.
1.2.50    “Product Supply Price” has the meaning set forth in Section 6.2.
1.2.51    “Quarterly Royalty Reports” has the meaning set forth in Section 7.4.
1.2.52    “Raw Materials” has the meaning set forth in Section 6.2.
1.2.53    “Recall” has the meaning set forth in Section 12.4.1.
1.2.54    “Recall Expenses” has the meaning set forth in Section 12.4.1.
1.2.55    “Recall Objection Notice” has the meaning set forth in Section 12.4.1.
1.2.56     “Receiving Party” has the meaning set forth in Section 9.1.
1.2.57    “Regulatory Approval” means any approvals (including applications therefore, supplements and amendments thereto and pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Commercialization, Supply, manufacture, testing, labeling, packaging, or shipping of the Product in the Territory, including the NDA for the Product.
1.2.58    “Regulatory Authority” means any national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental authority

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in the Territory involved in the granting of approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations for the marketing, sale, manufacturing, testing, labeling, packaging, shipping or supply of drug products, including the FDA.
1.2.59    “Royalty Period” means each twelve (12) month period during the Term commencing with the twelve (12) month period starting on the first Calendar Quarter following the First Commercial Sale.
1.2.60    “Specifications” means the written specifications for, Components, Finished Product, API, Excipients and Raw Materials mutually agreed upon by the Parties including, without limitation, the expiry period of such Components, Product, API, Excipients and Raw Materials as set forth in the NDA for the Product. The Specifications, and any modifications or supplements thereto, as are mutually agreed in writing by the Parties from time to time after the Effective Date and during the Term, are hereby incorporated by reference in this Agreement.
1.2.61     “Supply” means the manufacture, processing, testing, storing, labeling and packaging (as specified in this Agreement) for sale and delivery of the Product.
1.2.62    “Term” has the meaning set forth in Section 11.1.
1.2.63    “Territory” means the United States of America and all of its territories and possessions, including Puerto Rico and the U.S. Virgin Islands.
1.2.64    “Third Party” means any Person other than MSRx and Galena and their respective Affiliates.
1.2.65    “Third Party Claim” has the meaning set forth in Section 10.3.1.
1.2.66     “Trade Demand” means the trailing Calendar Quarters average Units of Product ordered from Third Party distributors, agents, contractors or end users for the sale of Product.
1.2.67    “Unit” shall mean a single dosage strip of the Product (containing either of the Dosage Strengths), in an individual foil pouch, for sample or sale.
1.2.68    “Venture Entity” shall mean a Person for which its primary business is the investment of capital in other Persons, and shall explicitly exclude any Person which markets, sells, promotes, develops or manufactures Drug Products and any Person for which its primary business is owning or controlling Intellectual Property.
1.2.69    “WAC” shall mean the Wholesale Acquisition Cost per Unit of Product. WAC is calculated, for any period of determination, by dividing the aggregate amount invoiced by Galena (or any Affiliate, successor, subcontractor, or agent of Galena) to a Third Party distributor, agent, contractor or end user for the sale of Product by the amount of Product supplied under the invoice.
1.2.70    “Zuplenz Trademark” means collectively the name and logo as identified on Schedule 1.3 attached hereto and made a part hereof.

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SECTION 2.	RIGHTS AND OBLIGATIONS
2.1.    Commercialization License. Subject to the terms and conditions of this Agreement, MSRx hereby grants to Galena and its Affiliates, and Galena and its Affiliates accept, an exclusive (even as to MSRx and its Affiliates), royalty-bearing license under MSRx’s IP to Commercialize the Product in the Territory in accordance with the terms of this Agreement. MSRx covenants and agrees with Galena that during the Term MSRx will not grant any license or similar right with respect to the Product to make or have made the Product for sale in the Territory. Galena shall be responsible for the actions of its Affiliates with respect to their activities under the license granted hereunder.
2.2.    Manufacturing Exclusivity. Unless otherwise agreed to in writing by both Parties, MSRx shall have the exclusive right to Supply all of the Product Commercialized under this Agreement; provided, however, that MSRx may designate such obligation to one of its Affiliates or a Third Party selected by MSRx. Notwithstanding anything to the contrary contained herein, MSRx’s right to exclusively Supply all Product is conditioned upon it remaining in good standing with Regulatory Authorities, meaning that an FDA inspection does not result in an “Official Action Indicated” (significant objectionable conditions or practices) or further sanction by the FDA and that MSRx retains necessary licenses to operate a manufacturing facility for the Product . In the event such FDA sanctions cause a Supply Interruption, Galena may require MSRx to designate a Third Party manufacturer as outlined under Section 2.4.
2.3.    Supply Interruption. A “Supply Interruption” will be deemed to have occurred and continuing if Galena has ordered Product from MSRx consistent with its obligations under Section 6.5 and that during a period of at least three (3) consecutive months Galena has not received at least [***] percent [***]% of those quantities of Product so ordered, which failure results a material disruption in Galena’s ability to Commercialize the Product in the Territory. Notwithstanding the foregoing, no Supply Interruption will be deemed to have occurred if the applicable purchase orders referenced above exceed [***]% of the applicable quantities of Product set forth in the forecast delivered by Galena for the Calendar Quarter immediately preceding such purchase order and MSRx delivers [***]% of the applicable quantities. Galena will provide written notice to MSRx detailing any Supply Interruption and MSRx shall be deemed to have cured such Supply Interruption upon delivery to Galena of quantities of Product covered under such outstanding orders (the “Supply Cure”) but only for that amount which does not exceed [***]% of the applicable quantities of Product set forth in the forecast delivered by Galena for the Calendar Quarter immediately preceding such purchase order. A Supply Interruption shall be deemed ongoing until such time as MSRx affects a Supply Cure. A “Supply Outage” shall occur if, in any six (6) consecutive Agreement Months, MSRx fails to meet, in at least four (4) of those months or in any two consecutive calendar months, [***] percent ([***]%) of the actual Trade Demand for the Product. In the event MSRx has not cured a Supply Outage within thirty (30) days of Galena’s written notification thereof to MSRx, MSRx shall reimburse Galena for lost Net Sales from the date of MSRx’s receipt of such written notification through the date Product is delivered under outstanding purchase orders for the Product allocated to the drug wholesalers utilized by Galena. The foregoing reimbursement will be determined by calculating (x) the difference between the average daily amount of Net Sales of the Product during the six (6) months immediately prior to MSRx’s receipt of Galena’s written

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notice of such Supply Outage and the actual amount of Net Sales during the Supply Outage, less (y) the royalty payments that would have been due to MSRx under Section 7.2 with respect to such Net Sales. Such reimbursement amount shall be paid quarterly to Galena commencing with the first month following the month in which the Supply Outage occurs, except that the maximum aggregate limit for all such reimbursement in respect of a Supply Outage during the Term shall not under any circumstances exceed [***] Dollars ($[***]), per occurrence with a maximum cap of [***] Dollars ($[***]). Notwithstanding anything to the contrary contained in this Section 2.3, no reimbursement shall be owed to Galena for a Supply Outage where Force Majeure applies or in circumstances where the failure to Supply Product is due to acts or omissions of Galena. The reimbursement described in this Section 2.3 constitutes Galena’s exclusive remedy in the event of a Supply Outage.
2.4.    Effect of Supply Interruption. In addition, in the event of a Supply Interruption ongoing for more than three (3) months, Galena shall have the right upon written notice to MSRx to request that MSRx establish and qualify a Third Party manufacturing subcontractor as an alternative supplier of Product (an “Alternate Supplier”) at MSRx expense. MSRx agrees to make available such Intellectual Property of MSRx and all know-how that is necessary for the Supply, manufacture, packaging and labeling of the Product by such Alternate Supplier. If at any time before, during, or following the qualification process of such Third Party manufacturer MSRx cures the Supply Interruption, MSRx shall recommence the Supply of all of the Product Commercialized under this Agreement in accordance with this Section 2.4.
2.5.    Housemark Licenses.
2.5.1    Subject to the terms and conditions of this Agreement, Galena hereby grants to MSRx, and MSRx accepts, a non-exclusive license to use the Galena Housemark in the Territory solely in conjunction with the labeling and specified packaging of Product and solely as such are approved by Galena, which shall be non-transferable except for limited sublicenses to packaging subcontractors for the sole purpose of packaging activities.
2.5.2    Subject to the terms and conditions of this Agreement, MSRx hereby grants to Galena, and Galena accepts, a non-exclusive, non-transferable license to use the MSRx Housemark in the Territory solely in conjunction with the Product and solely as such are approved by MSRx. The MSRx Housemark shall appear on the label of the Product as set forth on Schedule 1.1.
2.6.    Trademark License. Subject to the terms and conditions of this Agreement, MSRx hereby grants to Galena, and Galena accepts, an exclusive license to use the Zuplenz Trademark for purposes related to the Commercialization of the Product in the Territory contemplated by this Agreement.
2.7.    Marking of Promotional Materials. Subject to Section 2.5.2, the label for the Product shall be a Galena label in accordance with Galena's customary practices. All promotional materials, package inserts or outserts and packaging for the Product or samples of Product used during the Term shall be consistent with the label of the Product. Neither Party shall have any rights to the other Party’s trademarks, names or logos for any use other than as contemplated in this Agreement. The packaging for the Product shall indicate that the Product is manufactured for Galena by MSRx.

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2.8.    MSRx Retained Rights. Any rights of MSRx not expressly granted to Galena under the provisions of this Agreement shall be retained by MSRx. In furtherance of the foregoing and not in limitation thereof, MSRx shall retain the right: (a) to exploit the MSRx IP to develop and Commercialize the Product outside the Territory, without any duty to account to Galena or obtain Galena’s consent for such exploitation, subject to Section 2.1; (b) to carry-out its obligations under this Agreement; and (c) to exploit the MSRx IP for purposes outside of the Product, without any duty to account to Galena or obtain Galena’s consent for such exploitation, subject to Section 2.1.
2.9.    Exclusivity. Except as set forth in this Agreement, the Parties agree that they shall not, directly, or indirectly (whether through an Affiliate, Third Party or otherwise), in the Territory during the Term, make, have made, use, develop, import/export, register, file, promote, market, manufacture, distribute, offer to sell, sell or otherwise Commercialize the Product or assist any Third Party in the foregoing.

SECTION 3.	ALLIANCE MANAGEMENT
3.1.    Development and Commercialization Committee.
3.1.1    The Parties hereby establish a committee which shall provide a forum for open communication between the Parties regarding Product Development and Commercialization activities, and which shall be responsible for such matters related to Development and Commercialization of the Products in the Territory as may be described below. The Development and Commercialization Committee shall consist of such even number of individuals as shall be agreed by the Parties, fifty percent (50%) of whom shall be Galena designees and fifty percent (50%) of whom shall be MSRx designees (the “Committee”). Each Party shall have the right at any time and from time to time to designate a replacement, on a permanent or temporary basis, for any or all of its previously-designated members of the Committee. MSRx shall appoint one of its designees to serve as the Chair of the Committee. The initial Committee shall consist of six (6) members (including the Chair of such Committee), three (3) of whom shall be designated by each Party within ten (10) business days after the Effective Date. The Committee shall meet at least once per Calendar Quarter, and more frequently as mutually agreed by the Parties, on such dates, and at such places and times, as the Parties shall agree; provided, however, that the Parties shall use their Commercially Reasonable Efforts to cause the first meeting of the Committee to occur within thirty (30) days after the Effective Date. The Chair shall send a notice and agenda for each meeting of the Committee to all members of the Committee reasonably in advance of the meeting. The Party hosting any Committee meeting shall appoint one person (who need not be a member of the Committee) to attend the meeting and record the minutes of the meeting in writing. Such minutes shall be circulated to the members of the Committee in a time frame to be agreed upon by the Committee after the meeting and the members agree to review and comment on such minutes in a time frame to be agreed upon by the Committee. The Parties agree to use Commercially Reasonable Efforts to promptly finalize any dispute regarding minutes of any meeting.
3.1.2    The Committee has no decision-making authority except as expressly set forth herein. All decisions of the Committee shall be made by unanimous vote or unanimous written consent of both Parties, with each Party having, collectively among its respective designees, one vote in all decisions. The members of the Committee shall use Commercially Reasonable Efforts

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to decide all matters assigned to the Committee under this Agreement or otherwise referred to it by mutual written agreement of the Parties; provided, however, that if the members of the Committee are unable to make a decision by unanimous vote or unanimous written consent within ten (10) days after commencing discussions regarding such decision, then any Committee member may submit it to the Executive Officers of the Parties for resolution. Each Party shall designate an “Executive Officer” of its company as the designee in the event of any dispute that has not been resolved by the Committee in accordance with this Section 3.1.2. The Executive Officer must be at least at the level of an officer of the respective Party. The Executive Officers of the Parties shall discuss in good faith the issue to be resolved and make a decision based on an assessment of the objectives for the applicable Development Plan
3.1.3    Purposes and Powers. The principal purpose of the Committee shall be to provide a forum for open communication between the Parties with respect to the Development and Commercialization of the Product in general. The Committee shall make recommendations regarding the overall strategy for the Development Plan, and shall provide advice, guidance, direction and other recommendations with respect to the Development Plan. Subject to the express rights of the Parties as set forth herein, the functions of the Committee shall include:
3.1.3.1    Creating a documented plan encompassing the Development activities required of both Parties as outlined with respect to MSRx in Section 4.2 and with respect to Galena in Section 4.4 which document shall include Development activities, responsible parties, and timelines (the “Development Plan”);
3.1.3.2    Acting as liaison between the Parties to ensure open and regular communication channels, and more particularly to ensure that the Parties are informed of, and have a forum to discuss, the ongoing progress of the Development Plan;
3.1.3.3    Reviewing and recommending (or declining to recommend) proposed amendments to the Development Plan;
3.1.3.4    Reviewing and recommending (or declining to recommend), activities: (a) related to the publication and/or dissemination of the clinical data and reports, including publications, posters, abstracts and presentations; and (b) with respect to other matters that intersect or overlap with Commercialization activities; and
3.1.3.5    Performing such other activities and discharging such other responsibilities as may be assigned to the Committee by the Parties pursuant to this Agreement or as may be mutually agreed upon in writing by the Parties from time to time.
3.1.4    Galena agrees to keep the Committee reasonably informed in respect of its Commercialization of the Product in the Territory pursuant to its authority and responsibility set forth in Section 5.1, and in particular Galena shall: (a) provide the Committee with copies of Galena’s annual Product marketing plans on a quarterly basis, information regarding Galena’s Commercialization strategy, and updates regarding the foregoing and the progress of Galena’s Commercialization activities; (b) promptly advise the Committee of any unforeseen material problems or delays encountered since the date of its last report in connection with the

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Commercialization activities; and (c) provide MSRx as soon as reasonably practicable with such other documentation and information as MSRx’s Committee members may reasonably request in writing from time to time with respect to the status of the Commercialization activities and progress. Galena’s marketing plan will, at a minimum, include details on market share projections, deployment and coverage details, patient/prescriber feedback, and reimbursement rates. Galena will reasonably and in good faith consider any comments and recommendations that the Committee may have with respect to the Commercialization of the Product.
3.2.    Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the Committee.

SECTION 4.	DEVELOPMENT; MAINTENANCE OF REGULATORY APPROVALS
4.1.    General. MSRx and Galena shall cooperate in the conduct of all Development activities for the Product. Without limiting the foregoing, and as part of their respective responsibilities set forth below, MSRx and Galena shall:
4.1.1    Maintain the Product in compliance in all material respects with all requirements of Applicable Law;
4.1.2    Maintain records, which shall be complete and accurate in all material respects and shall fully and properly reflect all expenses, in connection with the Development of the Product; and
4.1.3    Cooperate and use Commercially Reasonable Efforts to assist in completing any and all clinical studies required as a condition of the continuing Regulatory Approval of the NDA.
4.2.    Development Responsibilities of MSRx. MSRx shall have overall responsibility for the performance of all manufacturing-related Development activities, including API and Product specifications, maintaining cGMP processes and procedures in conjunction with manufacturing, packaging, storage and stability of the Product, maintenance of the API DMF, and other manufacturing-related activities. MSRx shall have overall responsibility for the performance of FDA-required Development activities, which may include clinical trial design and conduct, bioanalytical sample shipping, pharmacokinetic and bioequivalent evaluation, data management, statistical evaluation and clinical study report writing. MSRx shall be responsible and pay for all of the costs and expenses incurred in connection with its obligations under this Section 4.2, except as provided for in Section 4.3. MSRx shall supply Galena with all safety data from outside of the Territory and any data and documentation requested by Galena necessary or useful in fulfilling its responsibilities under Section 4.4, and Galena shall supply MSRx with any data and documentation requested by MSRx necessary or useful in fulfilling MSRx’s responsibilities under this Section 4.2.
4.3.    Clinical Costs. MSRx shall be solely responsible for conducting any post-marketing clinical studies that may be required as a condition of the continuing Regulatory Approval of the

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NDA for the Product; provided; however, each Party shall equally share the costs of such clinical studies.
4.4.    Development Responsibilities of Galena. Galena shall have overall responsibility for the performance of the following selected Development activities: (a) maintenance of the Product’s approved NDA and preparation and filing of any supplements thereto; (b) preparing and submitting periodic product safety reports; (c) making all required “OPDP” submissions; (d) filing of any post-marketing obligations required by the FDA; and (e) developing and implementing a pharmacovigilance and medical information program. Galena shall be responsible and pay for all of the costs and expenses incurred in connection with its obligations under this Section 4.4, including the annual FDA establishment and product fees for the two (2) SKUs of the Product. MSRx hereby transfers all right, title and interest in and to the NDA to Galena and, as soon as practicable and in no event later than seven (7) Business Days after the Effective Date, MSRx shall send an NDA transfer letter to the FDA acknowledging such transfer. The NDA shall initially be held in the name of Galena; provided, however, the NDA may be transferred to one of Galena’s Affiliates. Any responsibility of Galena under this Section 4.4 shall be Galena’s sole responsibility and MSRx shall be prohibited from conducting such responsibility. MSRx shall have the right to access, use and reference the NDA, including any and all data and other information directly relating thereto solely for the purpose of developing and obtaining Regulatory Approvals to market and sell products outside of the Territory, the Indication and/or the Dosage Strength. Galena agrees to provide similar use of the NDA to MSRx’s partners outside of the Territory as reasonably requested by MSRx. MSRx shall be responsible for all costs and expenses related to its access, use and reference to the NDA as contemplated by this Section 4.4.
4.5.    Changes.
4.5.1    In the event that Galena is required to change the labeling, packaging or Specifications for the Product pursuant to Applicable Law, or in response to an order or request of a Regulatory Authority or following the transfer of the NDA per this Agreement, Galena shall advise MSRx in writing of any such change, as well as any Supply scheduling adjustments which may result from such change. Galena shall be responsible for the costs of implementing any such change; provided, however, that MSRx shall be solely responsible for all such costs if such change: (a) results from the fault or negligence of MSRx; (b) results from the breach by MSRx of its obligations under this Agreement; or (c) relates to the manufacturing facility generally or to equipment which is not specifically dedicated to the Product (including the use of a secondary or “redundant” manufacturing facility). Upon request, each of the Parties shall provide to the other Party reasonable advance notice of and documentation of such Party’s costs related to such change and permit the other Party to review and audit such costs under the same audit guidelines as set forth in Sections 7.8 and 7.9.
4.5.2    Subject to Section 2.5.2, Galena shall have the right, upon prior written notice to MSRx, to change the labeling or packaging for the Product. Such changes shall be at Galena’s sole cost and expense (including paying MSRx for the cost of any and all inventory, work-in-process, Raw Materials and packaging materials of MSRx which becomes obsolete or unusable as a result of such request), and the Parties shall agree in good faith on a reasonable timeframe for

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implementation of such changes, including without limitation, giving effect to the use of the remaining work-in-process, Raw Materials and packaging materials in-process or held in inventory by MSRx prior to effecting such change. MSRx shall not be required to make any such change if: (a) it results in the need for any un-reimbursable capital investment by MSRx; or (b) it results in any un-reimbursable cost increases (including manpower allocations or resources) to MSRx.
4.5.3    Both Parties shall have the right to request that a change be made to the Specifications for the Product at its expense and upon prior written notice and approval to the other Party and, if approved, the Parties shall agree on a reasonable timeframe for implementation of such changes. Any changes required to the Specifications of the Product by the FDA that are not a result of a filing or submission elected by Galena shall be the financial responsibility of MSRx. No change shall be made to the Specifications without the mutual agreement of the Parties and neither Party shall be required to make or accept any such change if: (a) it results in the need for any un-reimbursable capital investment by such Party; (b) it results in any un-reimbursable cost increases (including manpower allocations or resources) to such Party; or (c) it requires any changes to the Regulatory Approvals or could have a material adverse effect on the Commercialization of the Product.

SECTION 5.	COMMERCIALIZATION
5.1.    Galena Responsibility and Control. Except as otherwise expressly set forth herein, Galena shall have responsibility for all Commercialization activities for the Product in the Territory, including developing strategies and tactics related to the advertising, promotion, pricing, marketing and selling the Product. Galena shall have final decision-making authority and primary responsibility for all Commercialization strategies, plans and activities regarding the Product in the Territory. Galena shall comply and shall require all of its Third Party agents and contractors, if any, to comply, with all Applicable Laws in Commercializing the Product in accordance with this Agreement.

5.2.    Specific Commercialization Rights and Obligations of Galena. Galena shall use Commercially Reasonable Efforts to Commercialize the Product in a manner consistent with the then-current Commercialization plan. Subject to any conditions or limitations set forth herein, it shall be Galena’s sole right and responsibility to: (a) develop advertising and promotional materials related to the Product; (b) book sales for the Product; (c) handle all returns of the Product; (d) handle all aspects of order processing, invoicing and collection of receivables for the Product; (e) collect data regarding sales to hospitals and other end users of the Product; (f) monitor inventory levels of the Product; (g) provide first line customer support and pharmacovigilance; (h) warehouse the Product; and (i) determine the prices for the Product and any discounts and rebates that may be offered thereto, including decisions relating to customer allowances and credits. Galena shall determine the Commercialization plan(s) and Commercialization activities, and the execution thereof shall be within Galena’s sole decision-making authority and control.
5.3.    Product Launch and Market Coverage. Provided there are no regulatory or legal disputes or issues related to the Commercialization of the Product and provided Galena has on hand

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enough approved and saleable Product to successfully launch the Commercialization of the Product consistent with the forecasts delivered by Galena in accordance with Section 6.5.1 then Galena will use Commercially Reasonable Efforts to begin its Commercialization of the Product on or before December 31, 2014. Until such time as (i) the previous rolling twelve (12) months net sales for Galena exceeds [***] million dollars ($[***]) or (ii) there is a competing product approved by the FDA and be placed into the market for sale, Galena will maintain a minimum Average Field Force of [***] ([***]) Field Personnel with a minimum of [***] percent ([***]%) of a sales representative’s commission plan based on the Product.
5.4.    Commercialization and Marketing Expenses. Except as expressly set forth in this Agreement, Galena shall be responsible and pay for [***] percent ([***]%) of the Marketing Expenses for the Product in the Territory including the costs and expenses incurred in connection with Galena’s responsibilities under this Section 5.

SECTION 6.	MANUFACTURING
6.1.    Supply Obligations. Subject to the terms and conditions hereof (including Section 2.2), during the Term, MSRx shall exclusively Supply Galena and Galena’s Affiliates with, and Galena shall exclusively purchase from MSRx, all of Galena’s and its Affiliates’ requirements for the Product in the Territory during the Term, pursuant to purchase orders delivered by Galena or its Affiliate to MSRx in accordance with Section 6.4. MSRx shall Supply the Product in Units (single dosage strips packaged according to Product and/or sample Specifications and bulk packed for shipment as agreed by the Parties) in accordance with the terms and conditions of this Agreement, Applicable Law, the Specifications and cGMP. MSRx shall release the Product to Galena in accordance with this Section 6.
6.2.    Supply Price. With respect to Product supplied by MSRx to Galena under this Agreement: (a) MSRx shall supply quantities of each Unit of the Product to Galena at a cost per Unit of $[***] (the “Product Supply Price”); (b) MSRx shall supply each such dose individually packaged in a foil sachet; and (c) MSRx will supply Product in soldier-packed boxes of no less than [***] Units per box.
6.1.     Raw Materials. MSRx shall have responsibility for the procurement, manufacture, vendor qualification and compliance, quality control, processing, testing, storage, treatment and handling of all packaging, API and other raw materials, chemicals, work-in-process and other materials used for Supply (collectively, “Raw Materials”). MSRx shall be solely responsible for disposing of all Raw Materials and wastes arising from its performance hereunder and for performance of its obligations hereunder in accordance with Applicable Law in effect at the time and place of manufacture of the Product.
6.1.    Quality Assurance and Quality Control; Expiration of Product. All quality control processes and procedures relating to the Product shall be the sole cost and responsibility of MSRx. MSRx shall conduct quality control testing of Product prior to shipment in accordance with the Product’s NDA and Applicable Law. MSRx shall prepare and retain records pertaining to such testing as required by Applicable Law and MSRx’s standard operating procedures. In no event shall

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the Product Supplied by MSRx hereunder have an expiration date of less than thirty (30) months from the date it is released for shipment to Galena (or Galena’s subcontractor).
6.2.    Forecasts, Order and Delivery of Products.
6.2.1    In order to assist MSRx in planning production, Galena shall deliver to MSRx in advance of each Calendar Quarter a supply forecast that includes the quantities of Product by Dosage Strength (including samples) required by Galena (and/or its Affiliates, subcontractors and distributors) by month for the next twelve (12) months. The first such forecast for each Product by Dosage Strength shall be delivered by Galena to MSRx no later than thirty (30) days after the Effective Date of the Agreement and thereafter on the first Business Day of each February, May, August and November of each calendar year during the Term for the immediately succeeding calendar quarter. MSRx shall, no later than ten (10) days after receipt of each such forecast, notify Galena in writing of any objections or prospective problems in meeting Galena’s forecasted requirements. If no communication is forthcoming then the forecast is presumed to be accepted.
6.2.1    Galena shall furnish to MSRx binding purchase orders on a monthly basis. Each such purchase order shall designate the quantity of Product by Dosage Strength ordered and the requested date of delivery of the Product to Galena or to Galena’s Affiliates or any Third Party designated by Galena. Galena shall furnish purchase orders by the 5th Business Day of each month and a minimum of sixty (60) days prior to the requested delivery (release for shipment) date. Each purchase order shall be in whole batch sizes based on the 115kg batch size utilized by MSRx (i.e., soldier-packed boxes of no less than [***] Units per box), subject to the proviso in Section 6.2(c). Galena may split purchase orders for a batch on a 50/50 basis between any two of the following: Dosage Strengths, samples, and commercial supply. The Parties agree that no provision of any purchase order, invoice or of any confirmation or acknowledgement or any other documentation or forms submitted by either Party to the other Party shall be controlling to the extent it sets forth any terms or conditions that are additional to, or in conflict or inconsistent with, the terms or conditions of this Agreement.
6.2.1    MSRx shall ensure its ability to Supply Product covered under binding purchase orders furnished by Galena in accordance with the terms of this Agreement. MSRx and Galena will consider a purchase order filled as long as no less than [***]% and no more than [***]% of the quantities are delivered against the purchase order. Galena agrees to accept delivery of up to [***]% of the requested purchase order.
6.2.1    MSRx shall deliver Product set forth in each purchase order Ex Works (Incoterms 2010 edition, published by the International Chamber of Commerce) at the applicable manufacturing facility to Galena’s designated carrier as specified by Galena in the applicable purchase order or otherwise notified in writing to MSRx by Galena. Galena reserves the right to designate the carrier for shipment from the manufacturing facility.
6.3.    Invoice. MSRx shall invoice Galena at the Product Supply Price for all quantities of Product delivered in accordance herewith. Each invoice shall be delivered concurrently with each shipment of Product and be accompanied by a Certificate of Analysis, Certificate of Compliance and any other documentation required by the applicable Regulatory Authorities or by Applicable

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Law to Commercialize the Product in the Territory. Payments shall be made in accordance with Section 7.4, and shall be due within sixty (60) days after receipt of the invoice with respect thereto, subject to the procedure for rejected shipments set forth in Section 6.7 for a period of six (6) months from the First Commercial Sale. Thereafter, payments shall be due within thirty (30) days after receipt of the invoice.
6.4.    Product Not in Compliance with Purchase Order. Within thirty (30) days after receipt of the Product or stability failure for the Product, as applicable, Galena or its agent shall perform an examination of the Certificates of Analysis and other documentation, if any, provided with each shipment of Product, and shall determine whether such Product meets the requirements of the applicable purchase order. In the event that Galena determines, within such thirty (30) day period, that any Product Supplied by MSRx does not conform to the applicable purchase order, Galena shall give MSRx written notice thereof and the reason(s) therefore within thirty (30) days after receipt thereof. If Galena does not submit written notice of rejection within such thirty (30) day period, such Product shall be deemed accepted by Galena. If MSRx agrees that a rejection is justified, MSRx shall have the right, and if such right is exercised shall not be deemed a default hereunder: (a) to correct such shipment to conform to the applicable purchase order; or (b) grant Galena a credit on that portion of the shipment that is nonconforming.
6.5.    Inspection by Galena. At any time during the Term of this Agreement and upon not less than ten (10) Business Days’ prior written notice, MSRx shall permit Galena to inspect any facility (including any subcontractors’ facilities) where the Supply of the Product is carried out in order to assess MSRx’s compliance with cGMP and other Applicable Law, and to discuss any related issues with MSRx’s management personnel.
6.6.    Inspections by Regulatory Authorities. MSRx shall allow representatives of any Regulatory Authority to inspect the relevant parts of the facility where the Supply of Product is carried out and to inspect the lot, batch and other manufacturing records to verify compliance with cGMP and other Applicable Law and practices and shall promptly notify Galena of the scheduling of any such inspection relating to Supply. MSRx shall promptly send to Galena a copy of any reports, citations, or warning letters received by MSRx in connection with an inspection by a Regulatory Authority to the extent such documents relate to or affect Supply.
6.7.    Quality Agreement. Within thirty (30) days from the Effective Date, the Parties will enter into an agreement that details the quality assurance obligations of each Party (the “Quality Agreement”). MSRx will provide Galena with a draft copy of the Quality Agreement prior to the Effective Date of the Agreement. Notwithstanding the foregoing, neither the Quality Agreement, nor the absence of a Quality Agreement, shall affect the rights and obligations of the Parties under this Agreement. The Parties shall amend the Quality Agreement from time to time as the Parties deem necessary. All Product supplied to Galena shall be supplied in accordance with the Quality Agreement. The Quality Agreement, as may be amended from time to time, is hereby incorporated by reference into and made part of this Agreement.

SECTION 7.	PAYMENTS AND REPORTS
7.1.    Milestone Payments.

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7.1.1    One-time non-refundable payments will be due from Galena to MSRx in consideration of each of the following milestone events:
7.1.1.1    Following the completion of the transfer to Galena of the NDA, as contemplated by Section 4.4, hereof, Galena shall pay to MSRx the sum of (i) Five Million Dollars ($5,000,000) and (ii) the [***] for the [***] ([***]) SKUs of the Product for Calendar Year 2014 ($[***]) (the “First Milestone”); provided that such payments in respect of the First Milestone shall be payable in two installments, as follows: (x) the first installment of $[***] shall be payable in cash upon its release pursuant to the terms of the Escrow Agreement, and (y) the second installment of [***] Dollars ($[***]) shall be payable in any combination of cash or shares of Galena Common Stock, as described in Section 7.2, within ninety (90) days following Galena’s receipt of written confirmation of such NDA transfer.
7.1.1.2    The earlier of either (i) within thirty (30) days of Galena’s achievement of [***] for the Product in [***]% of the commercially insured lives in the United States of America with the [***], as defined by Fingertip Formulary or (ii) by December 31, 2014, Galena shall pay the sum of $[***] (the “Second Milestone”).
7.1.1.3    Within thirty (30) days from the date that MSRx pays all applicable issue fee(s) relating to the notice of allowance issued by the United Statement Patent and Trademark Office covering the issuance of a U.S. patent with composition claims covering the Product that extend the term beyond 2028, Galena shall pay to MSRx the sum of Two Hundred and Fifty Thousand Dollars ($250,000) (the “Third Milestone”).
7.1.2    Commencing on the Effective Date, a one-time non-refundable payment will be due from Galena to MSRx in consideration of Galena’s achievement of the following Net Sales milestones (each, a “Net Sales Milestone,” and together, the “Net Sales Milestones”) achieved during the Term:

Net Sales Milestone Event	Milestone Payment
Annual Net Sales reach $[***]	$[***]

Annual Net Sales reach $[***]	$[***]
Annual Net Sales reach $[***]	$[***]
Annual Net Sales reach $[***]	$[***]
Annual Net Sales reach $[***]	$[***]
Annual Net Sales reach $[***]	$[***]

For each Net Sales Milestone achieved, Galena shall notify MSRx in writing and promptly remit payment to MSRx against the applicable Net Sales Milestone in timing consistent with the Quarterly Royalty Reports described in Section 7.4 below. For the avoidance of doubt, in no event shall more than one Net Sales Milestone be payable in any one calendar year, but in such case the Net Sales

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Milestone with the highest payment shall be deemed earned and Galena shall have no further obligation with respect to any such lesser Net Sales Milestones.
7.2.    Form of First Milestone Payment. Galena may, in its sole discretion, satisfy the second installment of the payment relating to the First Milestone (i.e., the installment described in clause (y) of Section 7.1.1.1) in cash or by the issuance of shares of Galena Common Stock to MSRx or its designee, or any combination thereof; provided, however, that Galena’s right to issue shares of Galena Common Stock shall be conditioned upon such shares being registered for resale under the Securities Act of 1933, as amended (the “Securities Act”) at the time of issuance. If Galena elects to issue shares to satisfy such installment, the number of shares of Galena Common Stock to be issued shall be determined by dividing the amount of such installment to be satisfied in Galena Common Stock by the closing sale price (during the regular trading day) of one share of Galena Common Stock as of the 89th day following the achievement of the First Milestone, as reported on the NASDAQ Global Market. Notwithstanding anything to the contrary contained herein, under no circumstances shall Galena be permitted to satisfy any such Milestone payment with shares of Galena Common Stock unless such issuance of Galena Common Stock is permitted under Rule 5635(a) of the NASDAQ Listing Rules (or any successor rule thereto). In the event Galena elects to issue shares of Galena Common stock in satisfaction of the First Milestone, it shall undertake to file a registration statement under the Securities Act on Form S-3 (or such other appropriate form as Galena is then eligible to use) covering the resale of such shares by MSRx (the “Registration Statement”). Following the effective date of the Registration Statement, Galena shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement until the earlier of (A) such time as the shares of Galena Common Stock covered thereby have been resold pursuant to the Registration Statement or are eligible to be resold by MSRx pursuant to Rule 144 promulgated under the Securities Act, or (B) the effective time of a merger, consolidation, tender offer or other similar business combination transaction pursuant to which all of the outstanding shares of Galena Common Stock are purchased or otherwise acquired by a third party pursuant to such merger, consolidation, tender offer or other business combination transaction. MSRx agrees to provide Galena with such information regarding itself, its beneficial ownership of Galena Common Stock, and the intended method of disposition of the shares subject to the Registration Statement as shall be reasonably required by Galena to effect such registration. Galena shall bear all expenses relating to the preparation and filing of the Registration Statement and all expenses relating to the sale of the Galena Common Stock covered thereby by MSRx, including underwriting discounts and commissions and any professional fees or costs of accounting, financial or legal advisors to MSRx, up to a maximum aggregate of [***] Dollars ($[***]).
7.3.    Royalties.
7.3.1    As consideration for the license and other rights granted to Galena under this Agreement, during the Term and in addition to any payments set forth in Sections 6 and 7.1, Galena shall pay to MSRx a royalty payment based upon the actual U.S. dollar value of Net Sales, except as expressly provided herein, of [***] ([***]%) percent of Annual Net Sales; provided, however, that in the event any Third Party Commercializes a Competing Product, such royalty rate shall be reduced to [***] percent ([***]%) beginning with the first Calendar Quarter such Competing Product is marketed and sold in the Territory and continuing until there is no Competing Product

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in the Territory at which time the royalty payment will revert back to [***] ([***]%) percent. For avoidance of doubt, Galena shall not pay MSRx a royalty payment for any Product in the distribution channel prior to the Effective Date. Further, Galena shall not pay a royalty payment to MSRx on any orders for the Product received by Galena from Cardinal Health, AmerisourceBergen, and McKesson for the purposes of return or replacement of any Product in distribution channel as of the Effective Date that is set to expire.
7.3.2    The target minimum royalty in each Royalty Period shall be:

Year	Target Royalty
Year 1	[***]
Year 2	[***]
Year 3 and beyond	$[***]

If for any Royalty Period the total royalties payable to MSRx pursuant to this Section 7.3 do not meet or exceed such target minimum royalty then, Galena may, at its sole discretion, within forty-five (45) days after the end of such Royalty Period pay to MSRx the difference between: (a) such target minimum royalty and (b) all royalty payments made to MSRx pursuant to this Section 7.3 for such Royalty Period. Pursuant to this section, should a Competing Product or generic-like product become available utilizing the API with a film strip technology, no Minimum Royalty shall be due on an annualized basis from such time that such other product receives approval from the FDA. If Galena does not make such payment within such forty-five (45) day timeframe, then MSRx shall have for a period of thirty (30) days an option to terminate this Agreement upon forty-five (45) days prior written notice to Galena.
7.4.    Royalty Reports and Payments. During the Term, Galena shall make quarterly royalty payment reports (“Quarterly Royalty Reports”) to MSRx on or before the sixtieth (60th) day following the end of the Calendar Quarters ending on March 31, June 30, September 30, and December 31. Each Quarterly Royalty Report shall cover the most recently completed Calendar Quarter and shall show: (a) the gross and Net Sales of the Product during the most recently completed Calendar Quarter including reasonable detail with respect to the calculation of Net Sales such as units sold, discounts, credits and other components in the calculation of Net Sales; and (b) the royalties, in U.S. dollars, payable with respect to such Net Sales. Each Quarterly Royalty Report shall be accompanied by the payment shown as due on such Quarterly Royalty Report.
7.5.    Manner of Payment. All sums due under this Agreement shall be payable in U.S. dollars by bank wire in immediately available funds to such bank account(s) as MSRx shall designate. Galena shall notify MSRx as to the date and amount of any such wire transfer to MSRx at least two (2) Business Days prior to such transfer. All amounts greater than thirty (30) days past due to MSRx hereunder shall bear interest at the rate equal to [***] percent ([***]%) per month or at the highest rate permitted by New Jersey law, whichever is less.

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7.6.    Bartering Prohibited. Galena and its Affiliates, and subcontractors shall not solicit or accept any bartered goods or services in exchange for the sale or transfer of the Product.
7.7.    Taxes and Withholding. Except with respect to the calculation of Net Sales, all payments under this Agreement will be made without any deduction or withholding for or on account of any tax, duties, levies, or other charges unless such deduction or withholding is required by Applicable Law. If Galena is so required to deduct or withhold, Galena will: (a) notify MSRx of such requirement in writing; (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required; and (c) forward to MSRx an official receipt (or certified copy) or other documentation reasonably acceptable to MSRx evidencing such payment to such authorities.
7.8.    Accounting. All financial terms and standards defined or used in this Agreement for sales or activities occurring in the Territory shall be governed by and determined in accordance with GAAP, including the calculation of Net Sales and royalties due MSRx hereunder; provided that when the actual results become known relative to any accrued amount, any difference between the actual results and the accrual is reported and accounted for in the next payment due hereunder (subject to customary processing periods). To the extent that the difference between such accruals and the actual results has led to an underpayment, Galena shall pay MSRx the amount of such underpayment on the next date payment is due to MSRx hereunder. To the extent that the difference between such accruals and the actual results has led to an overpayment to MSRx, Galena may set-off such overpayments against subsequent payments to be made to MSRx; additionally, if any overpayments remain upon the expiration or termination of this Agreement, MSRx shall refund such overpayments to Galena within thirty (30) days of receiving an invoice for such overpayment together with applicable supporting documentation.
7.9.    Record Keeping; Audits. Galena and its Affiliates shall keep books and accounts of record in connection with Net Sales of the Product in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. Galena and its Affiliates shall maintain such records for a period of at least three (3) years after the end of the Calendar Quarter in which they were generated; provided, however, that if any records are in dispute and Galena has received written notice from MSRx of the records which are in dispute, Galena and its Affiliates shall keep such records until the later of one (1) year or until such dispute is resolved. No more than once every calendar year, upon reasonable notice to Galena, an independent auditor designated by MSRx shall have the right to examine Galena’s (or its Affiliates’ or subcontractors’) records to determine the correctness of the amount of royalties paid to MSRx under the terms of this Agreement. All costs and expenses of such auditor incurred in connection with performing any such audit shall be paid by MSRx unless such audit discloses an underpayment of at least [***] percent ([***]%), in which case Galena shall bear such costs and expenses.
7.10.    Underpayments and Overpayments. If an audit conducted pursuant to Section 7.10 reveals that additional royalties were due to MSRx under this Agreement, then Galena shall pay to MSRx the additional royalties within ten (10) days of the date Galena receives written notice of such underpayment, together with interest thereon from the date such royalty payments were due in the first instance at the rate equal to [***] percent ([***]%) per month or at the highest rate

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permitted by New Jersey law, whichever is less. If an audit conducted pursuant to Section 7.10 reveals that MSRx was paid royalties in excess of those royalties due to MSRx under this Agreement, then Galena shall deduct such amount from the next royalty payment due MSRx under this Agreement.

SECTION 8.	REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1.    Representations, Warranties and Covenants of Each Party. Each Party hereby represents, warrants and covenants to the other Party as follows:
8.1.1    Such Party: (a) is duly formed and in good standing under the laws of the jurisdiction of its formation; (b) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; and (c) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.
8.1.2    All necessary consents, approvals and authorizations of all Regulatory Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.
8.1.3    The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder, and any actions or omissions of such Party related to the activities contemplated hereunder and the circumstances surrounding this Agreement: (a) do not and will not conflict with or violate any Applicable Law or any provision of the articles of incorporation, bylaws or other governing charter documents of such Party; and (b) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
8.1.4    Each Party agrees not to engage in any action that is in violation or inconsistent with the terms and conditions of this Agreement or that interferes with the consummation of the transactions contemplated under this Agreement.
8.2.    Additional MSRx Representations, Warranties and Covenants. MSRx represents, warrants and covenants to Galena as follows:
8.2.3    MSRx exclusively owns the MSRx IP and shall continue to do so during the Term. MSRx has not received any written notice of any Third Party Claim alleging infringement or misappropriation of any Intellectual Property of any Third Party related to the MSRx IP or the Product, and, to the knowledge of the management of MSRx, without independent investigation, there are no circumstances or conditions in existence as of the Effective Date that would reasonably be expected to give rise to a claim that the MSRx IP or the Product infringes any Intellectual Property

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of any Third Party or that MSRx has misappropriated any Intellectual Property of any Third Party related to the MSRx IP or the Product.
8.2.4    MSRx and its Affiliates have the right to grant the licenses granted to Galena herein and MSRx owns all right, title and interest in and to all of the MSRx IP and the NDA free and clear of any Liens as of the Effective Date. Without limiting the foregoing, MSRx has not granted any licenses to any Third Party that would prohibit the license granted to Galena under Section 2 of this Agreement.
8.2.5    Neither MSRx nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of Galena’s rights under this Agreement.
8.2.1    During the Term, MSRx shall comply with and maintain in force all licenses, consents, permits and authorization and maintain all facilities which may be required with respect to the Supply of Product and its performance of its obligations hereunder.
8.2.2    During the Term MSRx shall comply with and maintain in force all licenses, consents, permits and authorization which may be required with respect to the facility where the Supply of the Product is carried out and its performance of its obligations hereunder, including without limitation, licenses and permits issued or required by all Regulatory Authorities and those required in relation to the generation, storage, treatment, transport, possession, handling and disposal of any waste and MSRx shall Supply Product in compliance with all such licenses, consents, permits and authorization.
8.2.3    MSRx shall not during the Term in the Territory: (a) Supply (either directly or indirectly) or arrange for the supply of Product or any Competing Product to any Affiliate of MSRx or any Third Party or for MSRx’s own account; or (b) manufacture Product or any Completing Product for the account of any Third Party besides Galena or its Affiliates or their permitted Third Party designees for distribution in the Territory.
8.2.4    The Product shall: (a) be Supplied in accordance with the Specifications, Quality Agreement, cGMP and applicable current FDA guidelines; (b) be in conformity with the applicable Specifications, applicable Regulatory Approval, Applicable Law and the Certificate of Analysis; and (c) be in dosage form labeled, packaged and tested for commercial sale in the Territory and title to such Product shall pass to Galena as provided herein free and clear of any security interest, lien or other encumbrance.
8.2.1    The Product as delivered to Galena in accordance with Section 6 above shall not contain any product or article that would cause the Product to be adulterated or misbranded within the meaning of the Act.
8.2.1    To the best of MSRx's knowledge: (a) it has not and will not use during the Term services of any persons debarred under 21 U.S.C. § 335(a) or (b) in any capacity associated with or related to the manufacture of the Product; and (b) neither MSRx nor any of its officers or

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employees has been convicted of a felony under United States law for conduct relating to the development or approval, including the process for development or approval, of any drug product, new drug application or abbreviated new drug application and neither MSRx nor any of its officers or employees has been convicted of a felony under United States law for conduct relating to the regulation of any product under the Act.
8.3.    Additional Galena Representations, Warranties and Covenants. Galena further represents, warrants and covenants to MSRx that:
8.3.1    It has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of the Product and, subject to the representations, warranties and covenants of MSRx contained in this Agreement, has solely relied on such analysis and evaluations in deciding to enter into this Agreement.
8.3.2    Neither Galena nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of MSRx’s rights under this Agreement.
8.3.3    During the Term, Galena shall comply with and maintain in force all licenses, consents, permits and authorizations necessary to perform its obligations under this Agreement.
8.3.4    During the Term, Galena shall not directly or indirectly, and shall cause its Affiliates not to directly or indirectly, develop, market and/or sell Competing Product, or enter into any agreement or arrangement or otherwise engage in any activities relating to the foregoing.
8.4.    Disclaimer. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION BY MSRX THAT: (A) THE PRODUCT IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, INDUSTRIAL DESIGN OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY; OR (B) REGARDING THE EFFECTIVENESS, VALUE, SAFETY, NON-TOXICITY OF THE PRODUCT OR ANY INFORMATION OR RESULTS PROVIDED BY MSRX PURSUANT TO THIS AGREEMENT. EXCEPT AS SET FORTH HEREIN, MSRX HEREBY DISCLAIMS, AND GALENA HEREBY WAIVES, RELEASES AND RENOUNCES, ALL WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY DEFECT IN THE PRODUCT PROVIDED HEREUNDER OR THE API INCLUDED THEREIN, INCLUDING, BUT NOT LIMITED TO, (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

SECTION 9.	CONFIDENTIAL INFORMATION
9.1.    General. Pursuant to the terms of this Agreement, each of MSRx and Galena (in such capacity, the “Disclosing Party”) has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the

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“Receiving Party”) certain secret, confidential or proprietary data, Intellectual Property and related information, including, without limitation, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”). Without limiting the foregoing, it is acknowledged that the MSRx IP shall constitute the Confidential Information of MSRx (subject to Section 9.2) and the Quarterly Royalty Payments shall constitute the Confidential Information of Galena for purposes of this Agreement. The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement. The Receiving Party: (a) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party; and (b) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or Applicable Law.
9.2.    Exceptions. The above restrictions set forth in Section 9.1 on the use and disclosure of Confidential Information shall not apply to any information which: (a) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality); (b) is or becomes generally known or available to the public other than through any act or omission of the Receiving Party in breach of this Agreement; (c) is acquired by the Receiving Party from a Third Party who is not directly or indirectly under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without the use, direct or indirect, of the Disclosing Party’s Confidential Information. In addition, nothing in this Section 9 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to any other Person on such terms and subject to such conditions as it deems advisable or appropriate.
9.3.    Permitted Disclosures. It shall not be a breach of Section 9.1 if a Receiving Party discloses Confidential Information of a Disclosing Party: (a) pursuant to Applicable Law, including securities laws applicable to a public company, to any Regulatory Authority or the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other governmental authority; or (b) in a judicial, administrative or arbitration proceeding to enforce such Party’s rights under this Agreement; provided, however, that the Receiving Party (i) provides the Disclosing Party with as much advance written notice as possible of the required disclosure, (ii) reasonably cooperates with the Disclosing Party in any attempt to prevent, limit or seek confidential treatment for the disclosure and (iii) discloses only the minimum amount of Confidential Information necessary for compliance.
9.4.    Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws or the listing standards or agreements of

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any national or international securities exchange or The NASDAQ Stock Market, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable). The Parties may also disclose the existence of this Agreement and terms thereof to their directors, investors, officers, employees, attorneys, accountants and other advisers on a need to know basis and may, upon obtaining a written confidentiality agreement, further disclose the existence and terms of this Agreement to any Third Party to whom it may be relevant in connection with financings, acquisitions and similar transactions.
9.5.    Equitable Remedies . Each Party specifically recognizes that any breach by it of this Section 9 may cause irreparable injury to the other Party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Party shall be entitled to seek injunctive relief and such other legal and equitable remedies as may be available.

SECTION 10.	INDEMNIFICATION; LIMITATION OF LIABILITY
10.1.    Indemnification by Galena. Galena shall defend, indemnify and hold harmless MSRx and its Affiliates and each of their respective officers, directors, shareholders, employees, successors and assigns from and against all Third Party Claims, and all associated Losses, to the extent arising out of: (a) the gross negligence or willful misconduct of Galena or any of its Affiliates or subcontractors in performing any of Galena’s obligations under this Agreement; or (b) a material breach by Galena or any of its Affiliates or subcontractors of any of Galena’s representations, warranties, covenants or agreements under this Agreement; provided, however, that in all cases referred to in this Section 10.1, Galena shall not be liable to indemnify MSRx for any Losses of MSRx to the extent that such Losses of MSRx were caused by: (i) the gross negligence or willful misconduct or intentional wrongdoing of MSRx or any of its Affiliates; (ii) any breach by MSRx or any of its Affiliates of MSRx’s representations, warranties, covenants or agreements under this Agreement; or (iii) matters for which MSRx provides indemnity pursuant to Section 10.2(c).
10.2.    Indemnification by MSRx. MSRx shall defend, indemnify and hold harmless Galena and its Affiliates and each of their respective officers, directors, shareholders, employees, successors and assigns from and against all Third Party Claims, and all associated Losses, to the extent arising out of: (a) MSRx’s gross negligence or willful misconduct in performing any of its obligations under this Agreement; (b) a material breach by MSRx of any of its representations, warranties, covenants or agreements under this Agreement; or (c) a claim or demand by a Third Party that the Product in the Territory during the Term infringes on the Intellectual Property or other proprietary rights of such Third Party; provided, however, that in all cases referred to in this Section 10.2, MSRx shall not be liable to indemnify Galena for any Losses of Galena to the extent that such Losses of Galena were caused by (i) the gross negligence or willful misconduct or intentional wrongdoing of Galena or any of its Affiliates or subcontractors or (ii) any breach by Galena or any of its Affiliates of Galena’s representations, warranties, covenants or agreements under this Agreement.
10.3.    Procedure for Indemnification.

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10.3.1    Notice. In the case of a Third Party Claim or demand other than Patent Claims (which are subject to the procedures set forth in Section 13.3) (“Third Party Claim”) made by any Person who is not a Party of this Agreement (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually materially prejudiced as a result of such failure.
10.3.2    Defense of Claim. If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within thirty (30) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof by providing written notice to Indemnitee of its intention to assume the defense of such Third Party Claims within such thirty (30) day period (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control by written acknowledgement of the defense of any Third Party Claim within the thirty (30) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days’ written notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

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10.3.3    Settlement of Claims. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Losses in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including, without limitation, the consent to entry of any judgment), that provides for injunctive or other nonmonetary relief affecting the Indemnitee.
10.4.    Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnitee shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnitee upon written notice to the Indemnitor pursuant to this Section 10.4, in which case, the Indemnitor shall be relieved of liability under Section 10.1 or 10.2, as applicable, solely for such Third Party Claim and related Losses.
10.5.    Insurance. Immediately upon First Commercial Sale, during the Term and for a period of five (5) years after the termination or expiration of this Agreement, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party but in no event less than [***] Dollars ($[***]). All insurance policies reflecting such insurance shall be written on a “per occurrence” or “claims made” basis with an insurance company rated at least A-3 by Best’s rating guide. Each of the Parties and their designees who have an insurable interest shall be added as an additional insured on the other Party’s product liability insurance policy. If requested, each Party shall provide the other with a certificate of insurance and shall keep such policy current. Each such insurance policy shall provide for at least thirty (30) calendar days prior written notice to the other Party of the cancellation or any substantial modification of the terms of coverage. Such product liability insurance (or self-insured arrangements) shall insure against all liability, including without limitation personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of the Product. Each Party also agrees to waive, and will require its insurers to waive, all rights of subrogation against the other Party, and its directors, officers, employees, and agents on all the foregoing coverages. Each Party shall provide written proof of the existence of such insurance to the other Party upon written request.
10.6.    Limitation of Liability. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR TO THE EXTENT CAUSED BY GROSS NEGLIGENCE OR INTENTIONAL ACTS OR OMISSIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT APPLY IN CASES OF

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FRAUD AND SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS SECTION 10.

SECTION 11.	TERM AND TERMINATION
11.1.    Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated or renewed in accordance with the terms hereof, shall expire on the tenth (10th) anniversary of the Effective Date (together with any renewal term, the “Term”). Thereafter this Agreement may be renewed on an annual basis by Galena by delivery written notice to MSRx not less than one hundred twenty (120) days prior to expiration of the initial Term or any renewal Term, as applicable.
11.2.    Termination. In addition to any other provision of this Agreement expressly providing for termination of this Agreement:
11.2.4    this Agreement may be terminated by either Party: (a) immediately upon written notice if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization (except for the purposes of a bona fide amalgamation or other reorganization) or for an arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors; or (b) if the other Party commits any material misrepresentation or breach of any of its covenants, obligations, representations or warranties under this Agreement to which such action to terminate applies and, in the case of a breach which is capable of remedy, such Party fails to remedy the same within ninety (90) days after receipt of a written notice describing the breach and requiring it to be so remedied (or, in the case of Galena’s covenants and obligations under Section 5.3, Galena fails to remedy the same within sixty (60) days after receipt of a written notice describing the breach and requiring it to be so remedied);
11.2.5    this Agreement may be terminated by MSRx upon thirty (30) days prior written notice to Galena in the event that Galena fails to promptly pay any milestone as and when due pursuant to Section 7.1, or any royalty as and when due pursuant to Section 7.3.1, unless Galena makes such payment then due within thirty (30) days following receipt of such written termination notice from MSRx;
11.2.6    this Agreement may be terminated by MSRx as contemplated by Section 7.3.2 unless Galena makes such payment then due under 7.3.2 within thirty (30) days following receipt of such written termination notice from MSRx;
11.2.7    this Agreement may be terminated by MSRx upon ninety (90) days prior written notice to Galena in the event that Galena fails to use its Commercially Reasonable Efforts to maintain the NDA for the Product during the Term and Galena fails to remedy such failure within ninety (90) days of receipt of such notice;

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11.2.8    this Agreement may terminated by Galena upon thirty (30) days written notice if, on or prior to thirty (30) days after the Effective Date, any Third Party initiates any judicial or other governmental proceeding (including bringing any motion, appeal or otherwise seeking any remedy in any ongoing judicial or governmental proceeding) commenced under the Bankruptcy Code objecting to or attempting to void or render unenforceable this Agreement, or which otherwise delays or hinders Galena’s ability to Commercialize the Product; or
11.2.9    this Agreement may be terminated by Galena for any reason upon one hundred eighty (180) days written notice any time following January 1, 2016, provided that Galena has paid or does pay MSRx all sums then due and payable and all Pediatric Research Equity Act costs then committed and assignable to Galena prior to the actual termination date.
11.3.    No Waiver. The right of Galena or MSRx to terminate this Agreement, as herein above provided, shall not be affected in any way by Galena’s or MSRx’s respective waiver or failure to take action with respect to any prior default or breach.
11.4.    Effects of Termination.
11.4.1    Effect of Termination Generally. On the expiration or earlier termination of this Agreement for any reason, except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease.
11.4.2    Disposition and Transfer of Inventory upon Termination; Royalties Due Thereon Not Affected By Termination. On the expiration or earlier termination of this Agreement by MSRx due to Galena’s material breach of this Agreement: (a) all unpaid royalties for Product sold as of the effective date of termination shall remain due and payable as scheduled; (b) at MSRx’s option, MSRx shall complete all work-in-process and Galena shall purchase at the Product Supply Price under this Agreement, all remaining inventory of the Product and, at cost, all Raw Materials relating thereto in MSRx’s possession or control, and MSRx shall use all Commercially Reasonable Efforts to mitigate the cost thereof to Galena and to consult with Galena in connection with such attempts to mitigate; (c) Galena shall have the right to sell out such remaining inventory of Product for a period of up to eighteen (18) months; and (d) Galena shall pay to MSRx a royalty, in the same amount and calculated in accordance with the terms set forth in Section 7.3 and subject to all of the provisions of Sections 7.4 through and including 7.10, on each sale of remaining inventory of Product by Galena and/or its Affiliates when and as such Product is sold.
11.4.3    Effect of Certain Instances of Termination. In the event this Agreement is terminated by MSRx pursuant to Sections 11.2.2 through and including 11.2.4, Galena hereby assigns all of its rights, title and interests in and to the NDA for the Product as filed with the FDA (or the data and information that would otherwise be in the NDA for the Product if such NDA has not been filed, to the extent such data and information is in Galena’s possession and control) to MSRx and Galena agrees to cooperate with MSRx and to execute and deliver any and all documents reasonably necessary to perfect its rights to the NDA for the Product. In the event this Agreement is terminated by Galena in accordance with Section 11.2.5 on or prior to ninety (90) days after the Effective Date, the full amount of the payment made by Galena in respect of the First Milestone shall be returned to Galena within ten (10) Business Days of the effective date of such termination,

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provided, however, that to the extent such payment was made by Galena through the issuance of shares of Galena Common Stock in accordance with Section 7.2, MSRx shall either return such shares to Galena for cancellation or, at MSRx’s sole option, return an amount in cash equal to the value of such shares as determined in accordance with Section 7.2.
11.4.4    Accrued Rights. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration including damages arising from any breach under this Agreement. Termination, relinquishment or expiration of this Agreement shall not relieve either Party from any obligation which is expressly or by implication intended to survive such termination, relinquishment or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination, relinquishment or expiration. Remedies for breaches under this Agreement shall also survive any termination, relinquishment or expiration of this Agreement.
11.4.5    Survival. The following Sections of this Agreement, as well as any other provisions in this Agreement which specifically state they will survive termination or expiration of this Agreement, shall survive termination of this Agreement for any reason: Section 1, Section 2.1 through Section 2.5 inclusive (provided that the license granted in Section 2.1 shall be non-exclusive and all such sections shall survive for the sole purpose of selling out remaining inventory of Product as set forth in Section 11.4.2(c)), Section 2.6, Section 6.5 with respect to any unpaid reimbursements in respect of a Supply Interruption), Section 7.1 with respect to unpaid Milestone payments, Section 7.3 with respect to unpaid royalty payments and royalty payments due under Section 11.4.2 or 11.4.3 above, Sections 7.4 through and including Section 7.10 with respect to royalty payments due after such termination or expiration, Section 8.4, Section 9, Section 10, Section 11.3, this Section 11.4, Section 12.3, Section 13.2 and 13.3 with respect to pending claims thereunder, and Section 14.
11.4.6    Return of Confidential Information. Within thirty (30) days of any expiration or termination of this Agreement: (a) Galena shall cease to use and shall deliver to MSRx, upon written request, all Confidential Information of MSRx, except for any documents or records that Galena is required to retain by Applicable Law; and (b) MSRx shall cease to use and shall deliver to Galena, upon written request, all Confidential Information of Galena except for any documents or records that MSRx is required to retain by Applicable Law.

SECTION 12.	REGULATORY MATTERS
12.1.    Regulatory Activities in the Territory. MSRx and Galena shall use Commercially Reasonable Efforts, in good faith, to conduct such research and development activities, including clinical trials, necessary to maintain Regulatory Approval for the Product in the Territory and shall cooperate to take all such reasonable actions as shall be necessary or appropriate to prepare and file all documentation with the Regulatory Authorities for the maintenance of Regulatory Approval of the Product in the Territory and to furnish such information to the Regulatory Authorities in connection therewith.

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12.2.     Communications and Meetings with Governmental Authorities.Communications with Governmental Authorities. Subject to the provisions of this Section 12, Galena shall be solely responsible for interfacing, corresponding and meeting with all Regulatory Authorities for the NDA. At all times during the Term, Galena shall be responsible, at its expense, for reporting any and all Serious Adverse Drug Events and Adverse Drug Experiences to applicable Regulatory Authorities. Immediately upon receipt of any contact with or communication from any Regulatory Authority relating to the Product or becoming aware of any Serious Adverse Drug Event or Adverse Drug Experience in the Territory, each of the Parties shall forward a copy or description of the same to the other Party and shall use Commercially Reasonable Efforts to respond to all reasonable inquiries from the other Party relating thereto. Both Parties shall use Commercially Reasonable Efforts to cooperate to provide all reasonable assistance and take all actions which are necessary to comply with any Applicable Law.

12.2.1    MSRx’s Participation in Meetings with Regulatory Authorities. MSRx, to the extent not prohibited by the Regulatory Authority, shall be allowed to attend all meetings between representatives of Galena and/or its agents and Regulatory Authorities relating to the Product. Galena shall provide MSRx as soon as reasonably possible (but in any event at least five (5) Business Days before any such meeting) with copies of all documents, correspondence and other materials in its possession which are relevant to the matters to be addressed at any such meeting. Galena shall also provide MSRx with prompt access to all exchanges of correspondence with a Governmental Authority with respect to the Product.
12.2.2    Notification by Galena of any Regulatory Actions. Galena shall as soon as reasonably possible (but in any event at least three (3) Business Days), after receipt of any inspections, proposed regulatory actions, investigations or requests by any Regulatory Authority with respect to the Supply of Product in the Territory, as well as any corrective or other actions with Regulatory Authorities initiated by Galena with respect thereto, notify MSRx in reasonable detail with respect thereto and will provide MSRx with copies of all related documentation. MSRx shall have the right to attend all material preparation, internal caucus, and debriefing sessions related to meetings or discussions, whether in person, by teleconference or otherwise, between Galena or its agents with respect to the Supply of Product in the Territory, and Galena shall provide MSRx with reasonable prior written notice of any such sessions and copies of meeting minutes with respect thereto.
12.2.3    Approval of Labeling and Promotional Materials. Subject to the provisions of this Agreement, Galena shall timely submit to the applicable Regulatory Authorities and obtain any necessary Regulatory Authority approvals of any promotional materials, label, labeling, package inserts or outserts, monographs and packaging.
12.3.    Regulatory Information.
12.3.7    Assistance. Subject to the terms of this Section 12, in the Territory, each Party agrees to use Commercially Reasonable Efforts to provide the other with all reasonable

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assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the other Party to comply with any Applicable Law.
12.3.8    Notice. Each Party or its respective representative shall provide the other Party with notice, as soon as reasonably practicable to enable the other Party to comply in all material respects with Applicable Law, of notification or other information which it receives (directly or indirectly) from, any Regulatory Authority (and providing, as soon as reasonably possible, copies of any associated written requests) that: (a) raises any material concerns regarding the safety or efficacy of the Product; (b) indicates or suggests a Third Party Claim arising in connection with the Product; or (c) is reasonably likely to lead to a recall, market withdrawal or field correction of, field alert report or comparable report with respect to the Product. Information that shall be disclosed pursuant to this Section 12.3.2 shall include, but not be limited to:
(i)    inspections by a Regulatory Authority of manufacturing, distribution or other related facilities concerning the Product;
(ii)    inquiries by a Regulatory Authority concerning clinical investigation activities (including, without limitation, inquiries regarding investigators, clinical monitoring organizations and other related Parties) with respect to the Product;
(iii)     any communication from a Regulatory Authority involving the manufacture, sale, promotion or distribution of the Product, or any other Regulatory Authority reviews or inquiries relating to any event set forth in this Section 12.3.2(c);
(iv)     any receipt of a FDA Warning Letter relating to the Product;
(v)    any initiation of any Regulatory Authority investigation, detention, seizure or injunction concerning the Product; and
(vi)     any other regulatory action (e.g., proposed labeling or other registrational dossier changes and recalls) which would affect the Product.
12.4.    Recalls or Other Corrective Action.
12.4.1    Notice of Action. As soon as reasonably possible, Galena shall notify MSRx of any actions to be taken by Galena or its Affiliates, subcontractors or agents with respect to any recall or market withdrawal or field correction of, field alert report or comparable report or any matter which is suspected or likely to be the subject of a complaint which may require a recall, market correction or similar action relating to the Product in the Territory (a “Recall”) prior to (but in any event at least ten (10) Business Days prior to) any such action so as to permit MSRx a reasonable opportunity to consult with Galena with respect thereto. Galena agrees to consider MSRx’s consultation in good faith; provided, however, nothing in this Section 12.4 is intended to limit Galena’s ability to recall, withdraw or take any other corrective action relating to the Product. At Galena’s reasonably written request and cost (except as set forth in this Section 12.4), MSRx shall provide reasonable assistance to Galena in conducting such Recall. The cost of any Recall,

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including, the costs of notifying customers and the costs associated with the shipment of the Product from customers and all reasonable credits extended to customers as a result thereof, and the costs of replacing the Product (“Recall Expenses”), occasioned or required as part of a general Recall of the products of a Party, shall be borne as provided in the following sentences. Any Recall Expenses caused by MSRx or the failure of MSRx to Supply the Product conforming to the Specifications or applicable Regulatory Approvals or other breach of this Agreement by MSRx shall be borne by MSRx, except to the extent such Recall Expenses are caused in whole or in part by Galena of any of its Affiliates or licensees, or subcontractors. Any Recall Expenses caused by Galena or the failure of Galena to Commercialize the Product conforming to the applicable Regulatory Approvals or other breach of this Agreement by Galena shall be borne by Galena, except to the extent caused in whole or in part by MSRx or any of its Affiliates. In the event that either Party disputes that it is the cause of a Recall, the Parties agree to attempt to resolve such dispute within ten (10) days after receipt of a notice of objection regarding such recall (the “Recall Objection Notice”). If Galena and MSRx fail within ten (10) days after delivery of the Recall Objection Notice to agree as to the Party that is the cause of such Recall, the issue, and as applicable, any representative samples of the Product, shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review. The results of such evaluation shall be binding upon the Parties. The Party that is determined to have been incorrect in its determination of the Party that is the cause of such Recall shall pay [***] percent ([***]%) of the Recall Expenses including the cost of any such evaluation. If the fees of the independent laboratory or consultant are due in advance, Galena and MSRx shall each pay [***] percent ([***]%) of such fees; provided, however, that promptly after the independent laboratory or consultant completes its evaluation, the Party that was incorrect in its determination shall reimburse the other Party for its [***] percent ([***]%) share of such fees.
12.4.2    Recall Information Received. Each Party shall, as soon as reasonably practicable, notify the other Party of any recall, market withdrawal or field correction of, field alert report or comparable report or complaint with respect to the Product and supply all information received by it relating thereto in sufficient detail to allow the Parties to comply with Applicable Law.
12.5.    Events Affecting Integrity or Reputation. During the Term, the Parties shall notify each other immediately of any circumstances of which they are aware and which could materially impair the integrity and reputation of the Product or if a Party is threatened by the unlawful activity of any Third Party in relation to the Product, which circumstances shall include, by way of illustration, deliberate tampering with or contamination of the Product by any Third Party as a means of extorting payment from the Parties or another Third Party. In any such circumstances, the Parties shall use Commercially Reasonable Efforts to limit any damage to the Parties and/or to the Product.

SECTION 13.	INTELLECTUAL PROPERTY
13.1.    Patent Prosecution and Maintenance.
13.1.4    MSRx IP. MSRx shall be responsible for the preparation, filing, prosecution and maintenance of the MSRx IP, including the MSRx Patents and the Zuplenz Trademark. Additionally, MSRx shall use Commercially Reasonable Efforts to list the MSRx Patents in the

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Orange Book. The cost of such preparation, filing, prosecution and maintenance of the MSRx IP shall be borne by MSRx. MSRx shall consider in good faith the requests and suggestions of Galena with respect to strategies for prosecution and maintenance of MSRx IP in the Territory and, as applicable, revisions to correspondence with the U.S. Patent and Trademark Office.
13.1.5    Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any registered MSRx IP under this Agreement and in the obtaining and maintenance of any extensions, supplementary protection certificates and the like with respect to any registered MSRx IP.
13.2.    Infringement by Third Parties. The Parties shall promptly notify the other in writing of any alleged or threatened infringement of any MSRx Patent of which they become aware. In the event a Party brings or desires to bring an infringement action in accordance with this Section 13.2, the other Party shall use its best efforts to cooperate fully, including, if required to bring such action, the furnishing of a power of attorney to bring suit in the other Party’s name and/or being named as a party in such suit and as necessary, becoming a client of the other Party’s legal counsel and agreeing that such legal counsel will act solely under the instruction of the other Party and will sign a waiver with such legal counsel to that effect and the Party bringing the action shall keep the other Party and/or their designated legal counsel reasonably informed as to the progress of such action. Except as expressly set forth in this Agreement, any recovery related to the Product which is realized by either Party as a result of such litigation, after reimbursement of any litigation expenses of MSRx and Galena, shall be shared equally by the Parties.
13.3.    Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties or their Affiliates or subcontractor or sublicense in connection with the Development, Supply or Commercialization of the Product infringes the issued patent rights (or would infringe the claims, if issued, of a pending patent application) of any Third Party in the Territory (“Patent Claims”). In the event of a litigation in accordance with this Section 13.3, the Party not controlling such litigation shall use its best efforts to cooperate fully, including, if required for the purposes of any cross claim or counterclaim, the furnishing of a power of attorney to bring suit in the other Party’s name and/or being named as a party in such suit and as necessary, becoming a client of the other Party’s legal counsel and agreeing that such legal counsel will act solely under the instruction of the other Party and will sign a waiver with such legal counsel to that effect and the Party bringing the action shall keep the other Party and/or their designated legal counsel reasonably informed as to the progress of such action. Neither Party shall enter into any settlement of any litigation, without the prior written consent of the other, such consent not to be unreasonably withheld, delayed or conditioned.

SECTION 14.	MISCELLANEOUS
14.1.    Independent Contractor. Neither MSRx nor Galena, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees, partners, joint venturers, agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other’s name.

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14.2.    Registration and Filing of this Agreement. To the extent, if any, that either Party concludes in good faith that it or the other Party is required to file or register this Agreement or a notification thereof with any Regulatory Authority including, without limitation, the U.S. Securities and Exchange Commission or the U.S. Federal Trade Commission, in accordance with Applicable Law, such Party shall inform the other Party thereof. Should both Parties jointly agree in writing that either of them is required to submit or obtain any such filing, registration or notification, they shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all documents reasonably required in connection therewith. In such filing, registration or notification, the Parties shall request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by Applicable Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Regulatory Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.
14.3.    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Galena:	Galena Biopharma, Inc.
4640 SW Macadam Avenue
Suite 270
Portland, OR 97239
Attention: Chief Executive Officer
Facsimile No.: 503.400.6611

With a copy to:

If to MSRx:	MonoSol Rx, LLC 30 Technology Drive Warren, New Jersey 07059 Attention: Vice President, Business Development Facsimile No.: 908.561.1209

With a copy to:

Day Pitney LLP
One Jefferson Road
Parsippany, New Jersey 07054
Attention: Lori J. Braender, Esq.
Facsimile No.: 973.966.1015

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Either Party may by notice given in accordance with this Section 14.3 to the other Party designate another address or person for receipt of notices hereunder.
14.4.    Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (other than pursuant to the foregoing Section 14.4(b)). Neither MSRx nor Galena may assign any of its rights or delegate any of its liabilities or obligations hereunder without the prior written consent of the other Party, except that without the prior consent of the other Party: (a) either Party may assign this Agreement to any purchaser of all or a substantial part of its assets or business related to the Product; and (b) either Party may assign this Agreement and/or its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates and may assign any of its rights to payments of royalties or any other amounts due under this Agreement to any of its Affiliates or any Third Party. Any purported assignment or transfer in violation of this Section will be void ab initio and of no force or effect.
14.5.    No Implied Waivers; Rights Cumulative. No failure on the part of MSRx or Galena to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
14.6.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
14.7.    Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance (except for any obligation for the payment of money), in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 14.7, to the extent that such delay in delivery or nonperformance is caused by any event reasonably beyond the control of such Party and without the fault or negligence of the such Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Regulatory Authority (a “Force Majeure”); provided, however, that the Party affected by such a condition shall, within ten (10) days of its occurrence, give written notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use its Commercially Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for a period of one hundred eighty (180) consecutive calendar days after the date of the occurrence, and such

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failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the nonaffected Party may terminate this Agreement immediately by written notice to the other Party.
14.8.    Amendment. This Agreement may not be amended except by an instrument signed by each of the Parties hereto.
14.9.    Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.
14.10.    Publication. The Parties acknowledge that each of Galena and MSRx intends to issue press releases and other public statement disclosing the existence of or relating to this Agreement, and each agrees to provide the other Party a copy of such release and statement and to obtain the express written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law, including securities laws applicable to a public company.
14.11.    Expenses. Except as expressly set forth herein, each Party shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other professional fees and expenses.
14.12.    Governing Law; Submission to Jurisdiction; Waiver. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regarding to its conflict of laws principles. In the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the State or Federal courts located in Delaware. Each of MSRx and Galena hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of MSRx and Galena hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by Applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
14.13.    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, between the Parties.

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14.14.    Third Party Beneficiaries. None of the provisions of this Agreement, express or implied, is intended to be or shall be for the benefit of or enforceable by any Person (including, without limitation, any creditor of either Party hereto) other than Galena and MSRx and their respective successors and permitted assigns. No such Person shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.
14.15.    Rights in Bankruptcy. The Parties acknowledge that all rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar foreign laws (collectively, the “Bankruptcy Code”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Code or such foreign laws. If a case is commenced during the Term by or against MSRx or its Affiliates under a Bankruptcy Code then, unless and until this Agreement is rejected as provided in such Bankruptcy Code, MSRx (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a Bankruptcy Code case is commenced during the Term by or against MSRx, this Agreement is rejected as provided in the Bankruptcy Code and Galena elects to retain its rights hereunder as provided in the Bankruptcy Code, then MSRx, subject to the Bankruptcy Code case (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to Galena copies of all information necessary for Galena to prosecute, maintain and enjoy its license under the MSRx IP under the terms of this Agreement held by MSRx and such successors and assigns promptly upon Galena’s written request therefor. All rights, powers and remedies of Galena, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of the commencement of a Bankruptcy Code case by or against MSRx.
14.16.    Counterparts; Signatures. This Agreement may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures provided by facsimile or e-mail transmission shall be deemed to be original signatures.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

GALENA BIOPHARMA, INC.

By    /s/ Mark J. Ahn
Name:    Mark J. Ahn, Ph.D.
Title:    President & Chief Executive Officer

MONOSOL RX, LLC

By    /s/ Keith Kendall
Name:    Keith Kendall
Title:    Co-President and Chief Operating Officer

[Signature Page to License and Supply Agreement]

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Schedule 1.1

MSRx Housemark

[to be completed]

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Schedule 1.2

Galena Housemark

[to be completed]

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Schedule 1.3

Zuplenz Trademark

[to be completed]

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